UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): December 11, 2018
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Welbilt, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-37548	47-4625716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

            2227 Welbilt Boulevard, New Port Richey, Florida 34655
(Address of principal executive offices, including ZIP code)

(727) 375-7010
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Welbilt, Inc. (the “Company”) approved and adopted the Welbilt, Inc. Executive Severance Policy (the “Policy”), which Policy is immediately effective. Participants in the Policy (“Participants”) are selected by the Committee, from time to time, from among the officers and other key employees of the Company and shall be designated as either “Tier 1” Participants or “Tier 2” Participants. As of December 11, 2018, the Committee (1) designated William C. Johnson, the Company’s President and Chief Executive Officer, as a Tier 1 Participant, with an effective date of April 2, 2019, and (2) designated the Company’s other named executive officers who are still serving as executive officers (other than Mr. Weishaar, who has delivered his notice of resignation) as Tier 2 Participants, effective January 1, 2019, in each case, subject to termination of the currently existing employment agreements of such officers (or, for Mr. Johnson, the severance protections under his offer letter). As a result, the Participants' severance protections under their existing employment arrangements will be superseded by the Policy.

If the Company terminates the employment of a Participant other than due to “Cause” (as defined in the Policy), death or “Disability” (as defined in the Policy), or if a Participant terminates the Participant’s employment with the Company for “Good Reason” (as defined in the Policy) and absent Cause, the Company will make certain severance payments and provide certain benefits to the Participant, subject to applicable tax withholding, generally as follows:

•
Cash payments equal in the aggregate to the sum of (1) an amount equal in value to the Participant’s base salary as described in the Policy multiplied by one (or, for a Tier 1 Participant, two), plus (2) an amount equal in value to the Participant’s target annual cash incentive compensation opportunity for the year of termination of employment multiplied by one, generally payable in installments over the first year (or, for a portion of the payments to a Tier 1 Participant, the first two years) following termination of employment (except as otherwise described in the Policy, including for purposes of compliance with certain tax laws);

•
An amount in cash equal in value to a pro-rated portion (as described in the Policy) of the annual cash incentive compensation that the Participant would have earned for the year of termination of employment based on actual performance for the full performance year, generally payable as soon as practicable after the Committee certifies performance achievement;

•
If the Participant is eligible for and elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the termination of employment, reimbursement of 100% of the Participant’s monthly COBRA cost during the COBRA continuation period as further described in the Policy (subject to certain exceptions and conditions described in the Policy);

•
Continued eligibility to vest in any outstanding Company performance-based equity awards granted to the Participant prior to the year of termination of employment based on actual performance over the full performance period;

•	Full vesting of any outstanding Company equity awards other than performance-based equity awards granted to the Participant prior to the year of termination of employment; and

•	Continued exercisability of outstanding vested options held by the Participant until the earlier of the expiration date of the options or 24 months after termination of employment.

As a condition to receiving the cash severance payments described in the first two bullets above, a Participant is required to timely sign and not revoke one or more customary releases of claims in favor of the Company and its subsidiaries and affiliates. Further, the Policy generally includes non-disparagement provisions in favor of the Company and a reaffirmation of the Participant’s obligations under the Participant’s Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Compete with the Company. If a Participant experiences a termination of employment that entitles the Participant to compensation or benefits under a Contingent Employment Agreement or other similar “change in control” severance arrangement with the Company, the Participant will not be entitled to any compensation or benefits under the Policy.

The Policy may be amended or terminated at any time by the Committee. However, no amendment or termination of the Policy may adversely affect any Participant without the Participant’s prior written consent unless the Company provides 12 months’ written notice of such amendment or termination to any adversely affected Participant.

The foregoing is a brief summary of the material terms of the Policy, does not purport to be complete and is qualified in its entirety by reference to the complete text of the Policy, a copy of which is filed herewith as Exhibit 10.1 and made a part hereof.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibit

10.1	Welbilt, Inc. Executive Severance Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELBILT, INC.

Date: December 17, 2018	By:	/s/ Joel H. Horn
Joel H. Horn
Executive Vice President, General Counsel and Corporate Secretary